CUSTOMER DISTRIBUTION AGREEMENT

This Customer Distribution Agreement (the "**Agreement**") is entered into as of Aug 30th, 2022, with an effective date of Sept 1st, 2022 (the "**Effective Date**"), by and between United Natural Foods, Inc., a Delaware corporation ("**UNFI**"), and Healthy Choice Markets, Inc., a Florida corporation ("**Customer**").

1. PRIMARY SUPPLIER. UNFI shall be the primary distributor of natural, organic, ethnic, kosher and specialty categories to Customer. "**Primary**" for the purpose of this Agreement shall be defined as Customer purchasing products distributed pursuant to this Agreement ("**Product**") from UNFI equal to or more than 90% of Customer's total natural, organic, ethnic, kosher and specialty category orders, with exception of (a) items not regularly stocked by UNFI, (b) where UNFI does not carry the full assortment needed by the Customer or (c) orders regularly made by Customer pursuant to this Agreement that UNFI cannot fulfill. In the event Customer is offered direct service from a vendor carried by UNFI, Customer will give UNFI the opportunity to bid on the business.

2. TERM; NO CONFLICT. The initial term of this Agreement (the "**Initial Term**") commences on the Effective Date and continues for five (5) years, subject to earlier termination as set forth herein; provided that the Agreement shall renew automatically for consecutive one-year periods (each a "**Renewal Term**," and collectively with the Initial Term, the "**Term**") unless either party has given the other party written notice of its intention not to renew at least 90 days prior to expiration of the Initial Term or any Renewal Term. At all times during the Term, Customer represents, warrants and covenants to UNFI that Customer's execution, delivery and performance of this Agreement shall not conflict with, result in any breach of, or constitute a default under, any contract to which Customer is a party.

3. SALES SUPPORT. A UNFI Account Manager shall call on Customer category coordinators, present new items, review promotions and assist with developing marketing and sales programs, and shall provide Customer a single point of contact.

4. CUSTOMER-SPECIFIC SUPPLIER SUPPORTED PROGRAMS. From time to time, UNFI's suppliers and manufacturers ("**Suppliers**") offer certain retailer-specific marketing and other programs for Products, including but not limited to promotions and advertising ("**Supplier Supported Programs**"). Any rebates or other benefits provided to Customer under these programs shall be processed in an amount not to exceed the amount to be billed to the Supplier. UNFI shall use commercially reasonable efforts to collect from Suppliers any monies UNFI advances to Customer or any fees charged under these programs. UNFI may at any time bill back to Customer any such amounts that are uncollectible.

A. Promotions. UNFI shall assist Customer with administering promotions, which may include selected national and chain-specific promotions. UNFI shall present everyday low price promotion pricing when available from its Suppliers and subject to conditions negotiated between Customer and the Supplier. UNFI requires a minimum of eight (8) weeks' lead time from Customer on final information and estimated quantities for promotions. Customer acknowledges and agrees that if its promotional forecasting is late or incomplete, UNFI shall not be responsible for any resulting negative impact on service level.

B. Third-Party Billing Administration. UNFI shall assist Customer with administering such Supplier Supported Programs in accordance with the provisions of this Section 4 at its sole discretion and only to the extent such benefits are actually received by or paid to UNFI by Suppliers under any Supplier Supported Programs. To be eligible for such assistance, (a) such marketing programs must relate solely to Products sold by UNFI to Customer; (b) prior to charging UNFI for any Supplier Supported Program, Customer shall provide all information requested by UNFI in the form required by UNFI no later than ninety (90) days after the period that the Supplier Supported Program expires; and (c) Customer shall provide all detail on third-party billings in advance of UNFI processing billings. Customer shall not deduct or set off amounts available under any Supplier Supported Program from amounts due under any invoice from UNFI. UNFI shall bill back to Customer and Customer shall pay any such amounts or any amounts UNFI incurs due to these Supplier Supported Programs and/or any other third-party billings that are credited to Customer but are uncollectible, including a 1% administration fee. In processing certain Supplier Supported Programs

(including, without limitation, the Supplier Supported Programs listed in clauses 1-2 below), UNFI may charge the Supplier a fee, which is negotiated between UNFI and the Supplier and is separate from any payments under this Agreement. UNFI's assistance with respect to Supplier Supported Programs pursuant to this Section 4 is subject to the following additional conditions:

1) In the event UNFI acts on Customer's behalf in processing advertisements and/or any advertising-related activities, UNFI shall charge the Supplier or its authorized representative a fee to support such advertising administration and processing. This fee is negotiated between UNFI and the Supplier and is separate from any negotiations or payments under this Agreement. Customer must provide UNFI with documentation satisfactory to UNFI in order to process and support such activity.

2) In the event UNFI acts on Customer's behalf in administering and processing new item introductory fees, (a) Customer must provide UNFI with documentation from the Supplier satisfactory to UNFI to support such introductory fees; and (b) UNFI shall charge the Supplier or its authorized representative a fee to support such administration and processing. This fee is negotiated between UNFI and the Supplier and is separate from any negotiations or payments under this Agreement.

5. PRICING. Pricing is set forth on Exhibit A, which is incorporated herein.

6. ORDERS.

A. For direct store deliveries ("**DSD**"), UNFI requires a minimum order per store per, per delivery, as specified in the table below. For pick up by Customer at a UNFI distribution center, UNFI requires a $350 minimum order. UNFI reserves the right to adjust the foregoing minimum order amounts from time to time upon written notice to Customer.

UNFI Customer Number	Minimum Order Amount
28020	$750
28029	$750
82100	$750
6929	$1,000
6933	$1,000
6934	$1,000
27145	$1,000
71389	$1,000
71399	$1,000
All other stores	$1,000

B. Once submitted, orders cannot be cancelled without UNFI's written consent. Orders shall be considered complete upon shipment of a reasonable quantity over or under the amount specified in the order when it is impracticable to produce the exact quantity ordered. Normal tolerances in specifications shall be acceptable.

7. DELIVERY.

A. Deliveries. All deliveries are "drop and go" unless otherwise negotiated. If a driver is detained longer than a negotiated time, a delivery detention charge may apply. Customer shall be required to sign

the billing manifest upon delivery or pick-up. All deliveries require available, reusable pallets for "one-for-one" pallet exchange, otherwise UNFI shall charge for the expense to replace the pallet. UNFI shall not be charged or required to pay "lumper fees" or other fees associated with handling Product after delivery at Customer's dock.

B. Delivery Frequency. Delivery frequency is based upon on a minimum average weekly Eligible Net Sales per location. UNFI requires minimum average weekly Eligible Net Sales (as defined in Exhibit A) per location in the minimum order amount specified in Section 6A of this Agreement for Customer to receive and maintain one (1) weekly delivery to such location; provided, that UNFI reserves the right to adjust the minimum average weekly Eligible Net Sales per location from time to time upon written notice to Customer. No order below the current UNFI minimum order amount, as such minimum order amount may be adjusted from time to time in accordance with Section 6 of this Agreement, shall be processed by UNFI unless Customer provides UNFI with confirmation that Customer agrees to pay UNFI a $100 delivery surcharge for each such order (the "**Delivery Surcharge**"). UNFI reserves the right to adjust the Delivery Surcharge from time to time upon written notice to Customer.

C. Fuel Index Surcharge. UNFI shall add one fuel surcharge per delivery to the bottom of the invoice per the chart below. The cost per gallon shall be determined using the U.S. Department of Energy Weekly Retail On-Highway Diesel Price report found at (www.eia.doe.gov) using either the national average or the U.S. regional level according to the location of the UNFI distribution center servicing the customer at the time the delivery is scheduled. For more information on UNFI's Fuel Index Surcharge Policy and the methodology used to calculate, please see https://www.unfi.com/fuel-index-surcharge-policy.

Cost Per Gallon	Up to $2.49	$2.50-$2.74	$2.75-$2.99	$3.00-$3.24	$3.25-$3.49	$3.50-$3.74	$3.75-$3.99	$4.00-$4.24	$4.25-$4.49	$4.50-$4.74
Cost Per Delivery	$00.0	$10.00	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00

Cost Per Gallon	$4.75-$4.99	$5.00 - $5.24	$5.25 - $5.49	$5.50-$5.74	$5.75-$5.99	$6.00-$6.24	$6.25-$6.49	$6.50-$6.74	$6.75-$6.99	$7.00-$7.24
Cost Per Delivery	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00

8. PAYMENT TERMS AND CONDITIONS.

A. Terms are net twenty-one (21) days from the date of invoice. Customer shall pay the full amount due as shown on each invoice, without offset or deduction, by electronic funds transfer (ACH) which shall be initiated by Customer.

B. Customer shall not impose any fees (e.g., for deliveries, incorrect UPC codes, file transmission issues and/or pricing discrepancies) or take any deductions from any invoice unless Customer submits supporting documentation and the fee or deduction has been approved in writing in advance by UNFI, and then in such instance, shall be subject to UNFI's policies and procedures, including, but not limited to, submitting such documentation as UNFI may request from time to time. Customer shall, upon request by UNFI, provide UNFI's Credit Department with financial statements, income statements, and other financial information reasonably requested by UNFI. Any such financial information provided by Customer to UNFI shall be reviewed only by UNFI's Credit Department.

C. Customer agrees to pay a late payment fee of 1.5% on all outstanding amounts as of the date payment is due, plus interest calculated at 9% per annum of the total unpaid amount payable monthly, as well as all costs of collection, including attorneys' fees and expenses. UNFI reserves the right to require Customer to pay COD or prepay if Customer's acts or omissions cause UNFI to believe in good faith that Customer shall fail to make payments in accordance with this Agreement. UNFI further reserves the right to adjust payment terms, suspend shipment of orders, require Customer to pay COD or prepay, and/or terminate this Agreement as a result of a failure by Customer to pay amounts when due.

9. DEFAULT; REMEDIES.

A. Default. A default by Customer under this Agreement shall be the failure of Customer to satisfy any obligation hereunder. It shall also be considered a default by Customer under this Agreement if Customer fails to satisfy the Volume Minimum for any trailing 13-week lookback (a "**Volume Minimum Default**"). In the event of a Volume Minimum Default, UNFI shall be entitled to recover from Customer, and Customer shall pay to UNFI on demand, as and for liquidated damages for a Volume Minimum Default, an amount equal to three percent (3%) of the difference between the Volume Minimum for any trailing 13-week lookback and the Customer's actual annual sales volume based on a trailing 13-week lookback for that same period.

B. Termination. If (1) a Volume Minimum Default has occurred; (2) Customer fails to pay any liquidated damages due hereunder; (3) UNFI is no longer the primary supplier of Product to Customer; (4) Customer has sold or otherwise transferred any of its stores to another person or entity who has not assumed Customer's obligations under this Agreement in writing; (5) Customer has repudiated its obligations under this Agreement in whole or in part; (6) a default has occurred by Customer under any other agreement between Customer and UNFI or any of its subsidiaries or affiliates; (7) Customer is in default under any financial obligation owing to UNFI or any of its subsidiaries or affiliates; or (8) UNFI is otherwise entitled to terminate this Agreement due to a breach hereunder by the Customer, then in any such case, UNFI may elect to terminate this Agreement by written notice to Customer.

C. Liquidated Damages; Interest. If UNFI elects to terminate this Agreement pursuant to Section 9B above, then, with respect only to a default under Section 9A, UNFI shall be entitled to recover from Customer, and Customer shall pay to UNFI on demand, as and for liquidated and agreed final damages for Customer's default, an amount equal to the sum of (1) an amount calculated in accordance with Section 9A with respect to any shortfall in Volume Minimum based on a trailing 13-week lookback occurring prior to the termination date, plus (2) an amount equal to three percent (3%) of the Volume Minimum which Customer would have been required to meet during the remainder of the term of this Agreement notwithstanding such termination. Customer agrees that UNFI's damages in the event of a default shall be real, yet difficult to ascertain, and that the foregoing liquidated damage amounts are the parties' reasonable estimates of UNFI's damages and are not intended as a penalty. Customer shall pay liquidated damages promptly upon demand by UNFI. Customer's obligation to pay liquidated damages shall survive expiration or termination of this Agreement. All amounts due to UNFI for such liquidated damages under this Agreement shall bear interest from the date due until the date paid at the annual rate of ten and seven-tenths percent (10.7%), or the highest rate allowed by law, whichever is lower.

D. Remedies. In addition to any liquidated damages payable under this Section 9, UNFI shall also be entitled to the remedies provided elsewhere in this Agreement, to specific performance, and to any other rights or remedies, it being the agreement of the parties that liquidated damages shall relate only to a Volume Minimum Default and not to any other default hereunder or under any other agreement (including without limitation any claim with respect to any payment default or with respect to tort remedies). UNFI's rights and remedies arising under this Agreement shall be in addition to any rights and remedies arising under any other agreement or otherwise, including but not limited to any Security Agreement between UNFI and Customer, and all such rights and remedies shall be cumulative and not exclusive. The exercise or partial exercise by UNFI of any right or remedy shall not impair UNFI's right to subsequently exercise the same or any other right or remedy. Notwithstanding anything in this Agreement to the contrary, any elections, consents, waivers or approvals by UNFI under this Agreement shall be in UNFI's sole discretion.

Customer acknowledges that UNFI may perform its obligations under this Agreement through its subsidiaries and affiliates, any one or more of which may enforce the provisions of this Agreement.

Notwithstanding anything in this Agreement to the contrary and without limiting any other right or remedy of UNFI: (1) UNFI may offset against any rebate, support, credits or other similar customer incentive ("**Customer Incentive**"), any amounts owed to UNFI or any of its subsidiaries or affiliates by Customer (and such amounts have not been disputed in writing by the Customer); (2) UNFI may discontinue paying and/or making available any Customer Incentive altogether upon any default by Customer or under any other obligation under this Agreement or any other agreement with, or obligation to, UNFI; (3) Customer shall not assign, grant any security or collateral interest in, any Customer Incentive or any portion thereof under any circumstances, other than to UNFI; (4) UNFI shall have no obligation whatsoever to pay and/or make available any Customer Incentive in the event Customer commences any proceeding under bankruptcy, reorganization or similar law, or in the event a similar proceeding is filed against Customer; (5) no further Customer Incentive shall be payable and/or made available under this Agreement if this Agreement expires or is terminated for any reason whatsoever; (6) UNFI may discontinue paying and/or making available the Customer Incentive altogether if Customer sells or transfers any or all of its stores to any other party; (7) UNFI may discontinue paying and/or making available the Customer Incentives altogether if Customer ceases to operate any of its stores, or a substantial portion of any of its stores, for business with the public as a retail grocery supermarket and with a full staff, full stock of inventory and merchandise and a complete set of equipment and trade fixtures; and/or (8) UNFI may discontinue paying and/or making available the Customer Incentive altogether if UNFI is no longer the primary supplier of Product to any of Customer's stores.

E. Private Label Products/Customer-Specific Products. In the event UNFI supplies Products to Customer bearing Customer's private label brand/trademark ("**Private Label Products**"), Customer hereby grants, and represents and warrants that it has the right to grant, UNFI a limited, royalty-free, sublicenseable right and license to use the brand/trademark (and/or any other materials provided by Customer) to manufacture or have manufactured Private Label Products for sale and distribution to Customer. [In connection therewith, Customer shall indemnify, defend and hold harmless UNFI from any and all claims that the brands/trademarks (and/or any other materials provided by Customer) infringe on the intellectual property or other rights of any third-party.] Upon termination of this Agreement, Customer shall purchase any Products in UNFI's inventory in furtherance of UNFI's obligations under this Agreement that are (A) Private Label Products, (B) Products purchased by UNFI exclusively for Customer, and/or (C) Products purchased by UNFI for Customer where Customer purchases 70% or more of such Products from any UNFI distribution center that services Customer (collectively, "**Customer-Specific Products**"). In addition thereto, upon any default by Customer of its obligations herein, or if Customer becomes insolvent or unable to pay its debts as they become due or enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or other proceeding seeking relief or protection from creditors under the bankruptcy laws or similar laws of the United States or any state of the United States, UNFI shall be relieved of its obligation to provide Customer with Customer-Specific Products. UNFI shall also have the right, and Customer hereby grants UNFI the right, to take any and all actions it deems necessary and appropriate to mitigate its losses, including but not limited to, selling the Private Label Products remaining in UNFI's inventory to other third parties, and any such action shall not be deemed to be a default of UNFI's service level or fill rate obligations hereunder.

10. MISCELLANEOUS.

A. Cyber Security. Each party shall be responsible for the integrity of their own IT systems and for implementing commercially reasonable processes and procedures designed to prevent cyber breaches, including with respect to orders, invoices, payments and all other transmissions between the parties.

B. Force Majeure. UNFI shall not be liable for any delay or failure in the performance of this Agreement or for any damages suffered by Customer by reason of same, if such delay or failure is, directly or indirectly, caused by, or arises from, fires, abnormal weather, earthquake, floods, accidents, casualty, explosion, riot, terrorist activity, hijack, robbery, civil unrest, acts of God, war, governmental interference or

embargoes, strikes, labor difficulties, shortage of labor, fuel, power, materials or supplies, transportation delays, epidemics or diseases, pandemics, or any other cause(s) beyond UNFI's reasonable control. All orders and shipments are subject to UNFI's ability to obtain the necessary Products, and are subject to government restrictions that may be in effect from time to time.

C. No Obligation to Ship. Customer agrees and acknowledges that UNFI shall not have any obligation to ship Product to Customer, including without limitation, in the event Customer commences any proceeding under any bankruptcy, reorganization or similar law or a similar proceeding is filed against Customer. Without limiting the foregoing, Customer agrees that, to the extent UNFI provides Customer with any trade credit in connection with this Agreement, this Agreement is a contract to extend financial accommodations for the benefit of such Customer pursuant to Section 365(c) of the Bankruptcy Code and any successor statute. Customer further agrees and acknowledges that UNFI may provide Product from any of UNFI's distribution centers.

D. Applicable Law. The interpretation and construction of this Agreement, all performance under this Agreement, and all claims relating to, or arising out of, this Agreement or its breach, whether actionable under contract, tort, statute, or otherwise, shall be governed by the substantive laws of the State of Delaware, excluding its conflict of laws rules which would refer to and apply the substantive laws of another jurisdiction.

E. Dispute Resolution and Waiver of Right to Jury Trial. In the event of any controversy or claim between the parties arising out of or related to this Agreement (a "**Dispute**"), and prior to initiating any formal legal proceeding, senior management from each party shall meet (virtually or in person) and endeavor in good faith to resolve the Dispute within thirty (30) calendar days (the "**Dispute Period**") following a party's written request for such a meeting, specifying the nature of the Dispute. If a party refuses or fails to so meet, or the Dispute cannot be resolved during the Dispute Period, the parties shall then promptly initiate and participate in good faith mediation of the Dispute, with the mediator to be selected jointly by the parties. If a party refuses or fails to meet in accordance with the foregoing procedures, or refuses to select a mediator, the other party may bring a suit or proceeding as set forth below. If the Dispute is not resolved pursuant to a mutually agreed written settlement following mediation, the parties may choose to either submit the Dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and this subsection, or either party may bring a suit or proceeding exclusively in state or federal courts located in Wilmington, Delaware, and each party consents to the personal jurisdiction of the state and federal courts located in Wilmington, Delaware, and waives any objection that such courts are an inconvenient forum for such suits or proceedings. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The parties hereby further waive any rights to seek punitive or exemplary damages in any legal proceeding and no arbitrator may award such damages. Any decision of the arbitrator may be enforced in any court of competent jurisdiction.

F. Confidentiality. Any proprietary information supplied by either party to the other, including information on customer and supplier identity or any other customer or supplier information, purchasing volumes and history, pricing and margins, purchasing specifications and product market results ("**Confidential Information**"), is confidential and proprietary information of the disclosing party, and constitutes valuable trade secrets owned solely by the disclosing party. The recipient party of any Confidential Information shall not disclose any Confidential Information to any third person or entity without the prior written consent of the disclosing party, and shall not use any Confidential Information for any reason other than to fulfill the terms of this Agreement; provided, however, that either party may disclose any Confidential Information to the extent compelled by law, regulation, rule, subpoena or other process of law. The obligations under this paragraph shall not apply to any of the Confidential Information that (1) was known to the recipient party at the time the Confidential Information was disclosed; (2) was known to the public at the time the Confidential Information was disclosed; (3) becomes known to the public after the date that the Confidential Information was disclosed through no fault by the recipient party; or (4) is given

to the recipient party by a third party who has a lawful right to disclose the Confidential Information to the recipient party.

G. Cross-Default. Any default by Customer under this Agreement shall be, at UNFI's option, a default under any other agreement between Customer and UNFI or any of its subsidiaries or affiliates. Any default by Customer under any other agreement between Customer and UNFI or any of its subsidiaries or affiliates shall be, at UNFI's option, a default under this Agreement.

H. Entire Agreement; Counterparts. Along with any credit application(s), this Agreement and any attached exhibits or schedules contain the entire agreement between UNFI and Customer with respect to the subject matter hereof and supersede all previous proposals, negotiations, representations, commitments, writings, agreements and all other communications between UNFI and Customer relating to the subject matter hereof. This Agreement shall govern in the event of any inconsistency between this Agreement and any other agreement, exhibit or schedule (except as expressly provided otherwise herein). This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The execution and delivery of this Agreement may be evidenced by electronic transmission of a signed copy of this Agreement and each party consents to the use of electronic signatures.

I. Modification; Waiver; Severability. No modification of any term or provision of this Agreement shall be enforceable unless set forth in a writing executed by both parties. No failure by any party to take any action or assert any right hereunder shall be deemed to be a waiver of such right and shall not prevent such party from enforcing such right in the future. The waiver by a party of any of its rights or a breach in a particular instance shall not be construed as a waiver of such rights or breach or of the same or different rights or breach in subsequent instances. Without limiting the generality of the foregoing, the acceptance by UNFI of any partial or late payment due hereunder shall not establish a waiver of any rights of UNFI to the balance of such amount owed or to receive full and prompt payments thereafter. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions.

J. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Customer and UNFI and their respective heirs, successors and permitted assigns. This Agreement may not be assigned by Customer without UNFI's prior written consent, except that Customer may assign the remainder of this Agreement to a purchaser of its stores. In the event that Customer sells and/or transfers any one or more of its stores, UNFI shall have the option to require that this Agreement shall continue to apply to all stores of Customer. If Customer assigns this Agreement, Customer shall require any purchaser to assume this Agreement in writing and Customer shall provide UNFI with an original of such assumption agreement. No assignment or assumption of this Agreement shall relieve Customer of its obligations under this Agreement or under any other agreement with, or obligation to, UNFI. There shall be no third party beneficiaries to this Agreement other than UNFI and its subsidiaries and affiliates, which shall have standing to enforce rights under this Agreement. In the event Customer acquires or is acquired by another entity doing business with UNFI under a separate agreement, such agreement and this Agreement shall each remain in effect unless otherwise agreed to in writing between the parties.

K. Representation of UNFI. UNFI represents, warrants and covenants to Customer that UNFI has, and will employ reasonable efforts to obtain representations and warranties from its Suppliers that they have, adequate processes and systems in place and have adequately educated its personnel to fully comply with, and will fully comply with, all federal, state and local regulations relating to handling and labeling of organic products, including, but not limited to, the National Organic Standards as promulgated by the U.S. Department of Agriculture and such other federal, state or local laws as may apply to UNFI or Supplier as a handler or processor of organic foods.

L. Notices. All notices under this Agreement shall be in writing and shall be sent by (1) United States certified mail, return receipt requested, or (2) delivery on the next business day with a nationally-

recognized express courier, or (3) email if a confirmation notice is also sent by one of the other methods of delivery. Notices shall be deemed given as of the date such notice is postmarked, if sent by certified mail, or is placed with an express courier, if sent by express courier, or is delivered, if hand delivered or emailed. Notices shall be sent to the parties at the following addresses, unless a party notifies the other party that notices shall be sent to it at another address:

If to UNFI:
313 Iron Horse Way
Providence, RI 02908
Attn: Legal Department
Office of General Counsel
Email: Legal.Notices@unfi.com

If to Customer:

The parties have executed this Agreement by their authorized representatives as of the date first set forth above.

HEALTHY CHOICE MARKETS, INC.

By:

Name: Christopher Santi

Title: President | COO

UNITED NATURAL FOODS, INC.

By:

Name:

Title:

EXHIBIT A

1. COST PLUS PRICING. Customer shall purchase Products based on a cost-plus program ("Cost Plus pricing"). The "**Sell Price**" of Products to Customer equals: (a) UNFI Cost (as defined below) of the Product plus (b) the percentage mark-up, multiplied by UNFI Cost of the Product. All applicable governmental taxes, (including, without limitation, excise taxes and taxes on manufacture, sales, receipts, gross income, business, occupation and use), as well as, where applicable, Customer's pro rata share of UNFI's costs attributable to gross receipts and similar taxes imposed on UNFI based on sales in Customer's jurisdiction, shall be included in the Sell Price or added to Customer's invoice at UNFI's option.

Customer shall achieve and maintain an annual sales volume of one million seven hundred thousand dollars ($1,700,000) (the "**Volume Minimum**"). UNFI offers Customer Cost Plus pricing as set forth in the table below. In the event that Customer's annual purchases do not meet the Volume Minimum based on a trailing 13-week lookback, UNFI reserves the right to increase Customer's Cost Plus Pricing; such remedy shall in no way limit any other remedies available to UNFI. Price changes shall be presented with a 21-day lead time. UNFI reserves the right to correct erroneous published descriptions or prices immediately.

Annual Sales Volume	UNFI Cost Plus Pricing
$6,000,000.00 to $7,999,999.99	11.25%
$8,000,000.00 to $9,999,999.99	11.00%
$10,000,000.00 to $11,999,999.99	10.75%
$12,000,000.00 or greater	10.50%

If Customer's annual sales volume exceeds twelve million dollars ($12,000,000), UNFI and Customer agree to negotiate, in good faith, a modification to the cost-plus pricing program.

A. **UNFI Cost** is defined as and equals: (a) the price of the Product as shown on the respective Supplier's price list to UNFI, plus (b) applicable market freight if the price of the Product shown on the Supplier's invoice to UNFI is not a delivered price, plus (c) if applicable, a risk adjustment for bulk commodity Products. UNFI Cost shall be increased to cover estimated increased cost by UNFI for selecting units that are less than the full case as received by UNFI from the Supplier. UNFI Cost is not reduced by or adjusted for spoilage allowances, promotional allowances, growth programs or any other Supplier incentives earned and received by UNFI which are not intended specifically for Customer, nor for cash or prompt payment discounts earned by UNFI, and Customer is not entitled, in whole or in part, to such amounts. Suppliers include, without limitation, UNFI's affiliates and divisions.

B. Pricing for bulk commodity and dairy Products is not fixed and can fluctuate daily as a result of market conditions, and is therefore not subject to notice requirements. In the rare instances where such pricing fluctuates, UNFI shall apply a risk adjustment to the Sell Price.

C. **Earned Income**. In addition to distributing its Suppliers' Products, UNFI provides value-added services to its Suppliers consistent with typical procurement activities associated with distribution, and may be compensated by or recover its expenses from its Suppliers in connection with providing those services. That compensation and expense recovery does not reduce UNFI Cost. Examples of those services include: regional and national marketing, freight management, consolidated warehousing, aggregation efforts and/or efficiencies and private label efforts.

2. CREDITS

A. UNFI standard policies for credit requests, claims and consumer returns shall apply. All merchandise claims must be submitted to UNFI's Claims Department within five days of receipt of merchandise. A credit memo shall be issued upon approval by a UNFI Claims Representative and shall be applied or attached to the next invoice by UNFI.

B. All returns must have prior approval by the Claims Department and be in saleable condition. Your UNFI Claims Representative may determine that the product may be discarded; however you may be requested to return UPC codes or lids. Freezer and cooler items and customer mis-ordered items cannot be returned. UNFI shall charge a 10% restocking fee for mis-orders.

C. Credits may be withheld if the Volume Minimum is not maintained or if Customer is not in compliance with the other terms of this Agreement, including, without limitation, payment terms. UNFI reserves the right to audit deliveries to Customer to assess the accuracy of any credits claimed. If credits claimed by Customer are found to be excessive by 5% or more after such audit, Customer shall pay the cost of the audit, and UNFI may withhold credits and/or adjust pricing.

D. UNFI's credit policy shall be Customer's sole and exclusive recourse for claims related to Billed Not Received, Damage, Unsellable, Short Code, Quality, and such other credit requests included UNFI's standard policies. No other provision in this Agreement may be invoked to address such claims.